Exhibit 99.5

Darden Acquisition FAQs

Ranger Team Members

Q:	Who is Darden?

A:

I am sure you are familiar with Darden and at least some of their iconic brands — Olive Garden, LongHorn Steakhouse, Cheddar’s Scratch Kitchen, Yard House, The Capital Grille, Seasons 52, Bahama Breeze and Eddie V’s. Like Ruth’s Chris , Darden is built on the strong legacy of their founder — Bill Darden — and they are deeply committed to delivering quality food and exceptional service in a welcoming atmosphere.

Darden is a world-class restaurant company located right here in Central Florida. Led by some of the best operators in the industry, they own and operate more than 1,850 restaurants that generate $10 billion in annual sales.

Q:	When will the deal close?

A:	We expect it to close by the end of June, subject to satisfaction of customary closing conditions.

Q:	What needs to happen before that can take place?

A:

The Boards of both companies have already approved Darden’s offer. The closing is subject to a majority of Ruth’s shareholders tendering their shares for purchase and customary conditions for a deal of this type.

Q:	What makes Ruth’s Chris a great fit for Darden?

A:

They recognize Ruth’s Chris is a strong, differentiated brand that complements their portfolio by allowing them to capture a wider range of fine dining guest occasions that they aren’t competing for today. We also have ample runway for new restaurant growth and the ability to make a meaningful impact to Darden’s financial performance. Further, we’re a strong cultural fit. Our companies share a similar operating philosophy as well as the same passion for our people.

Q:	Why did the Ruth’s Chris board decide to sell to Darden?

A:

Being part of Darden — benefitting from their competitive advantages, infrastructure and expertise in developing and nurturing brands — will enable us to continue investing in our growth initiatives. The growth we will be able to achieve as part of Darden also means more opportunities for our Team Members. We will be stronger as part of the Darden family and we will make Darden a stronger company.

Q:	How will we benefit from joining Darden?

A:

Being part of Darden — benefitting from their competitive advantages, infrastructure and expertise in developing and nurturing brands — will enable us to continue investing in our growth initiatives. The growth we will be able to achieve as part of Darden also means more opportunities for our Team Members. We will be stronger as part of the Darden family and we will make Darden a stronger company.

Q:	Who will benefit the most from this deal?

A:

This is truly a win-win situation for both parties. We will help Darden compete for other fine dining occasions that they aren’t competing for today, enhancing the company’s overall growth and earnings potential. We will benefit from Darden’s resources and experience to help continue growing our brand. The resulting combination will provide even greater value to our Guests and more opportunities for our Team Members.

Q:	Has Darden acquired a brand before?

A:

This will be the sixth brand Darden has acquired since 2007 and they have significant experience in this process. They have an experienced team ready to manage the integration to ensure it proceeds as smoothly and quickly as possible.

Q:	Does Ruth’s Chris compete with The Capital Grille for guests in the fine dining segment?

A:

Actually, there is very little cross-over between our guests. Darden wants us to preserve the unique culture that has made Ruth’s Chris successful since 1965. Ruth’s Chris and Darden are an excellent match, and we will be stronger together. We will benefit from Darden’s resources and experience to help continue growing our brand. The resulting combination will provide even greater value to our Guests and more opportunities for our Team Members.

Q:	How will Ruth’s Chris be incorporated into Darden?

A:

We will be the ninth brand in Darden’s portfolio. Cheryl will continue leading Ruth’s Chris and will report directly to Darden CEO Rick Cardenas. Additionally, Rik Jenkins will continue in his role as Senior Vice President of Operations.

Q:	How long will the integration take to be completed?

A:	While we do not have a specific timetable for integration, our goal is complete it as soon as possible.

Q:	Will we be closing or selling any of our existing locations?

A:	There are no plans to close or sell any locations.

Q:	Does Darden plan to purchase any or all of our franchisees?

A:

Our franchise operators are strong partners, and there are no plans to acquire those locations at this time. After the deal is closed, Darden’s focus will be on integrating our company-owned and managed locations and welcoming our Team Members into the Darden family.

RESTAURANT TEAMS

Q:	How does our culture align with Darden’s?

A:

There are incredible similarities in how we lead our teams and run our restaurants. Our shared beliefs and values will help ensure a smooth transition as we continue delivering exceptional guest experiences.

Q:	How might the culture of Ruth’s Chris change?

A:

Darden wants to preserve the unique culture that has made Ruth’s Chris successful since 1965. Both companies are culturally aligned — we share a similar operating philosophy, as well as the same passion for Our People. Together, we will be able to bring The Sizzle to even more Team Members and Guests.

Q:	Does Darden plan to grow the Ruth’s Chris brand?

A:

Yes. There is ample runway for growth, which is one of the reasons they were attracted to us. The growth we will be able to achieve as part of Darden also means more opportunities for our Team Members.

Q:	Will our restaurant management teams remain the same?

A:	Yes. Nothing changes.

Q:	What operational changes can our restaurant managers expect?

A:

Nothing changes in the short term. Throughout the integration process, we will evaluate how Darden’s systems and support can improve our ability to take care of our Guests. And where we find opportunities, we will work to integrate new support mechanisms in a way that does not disrupt restaurant operations.

Q:	Is my job in our restaurant going away?

A:	No. Darden is committed to operating our restaurants with the same great teams we have in place today.

Q:	Will my GM change?

A:	No. Darden is committed to operating our restaurants with the same great teams we have in place today.

Q:	Who will have ultimate control over restaurant operations – Darden or Ruth’s Chris?

A:	Each brand within Darden is responsible for the operation of their restaurants. The brands benefit from the strength of Darden’s support structure.

Q	Do I need to start doing anything differently tomorrow?

A:	No. It’s business as usual. We need to stay focused on the business at hand — delivering great guest experiences.

Q:	Will my compensation change?

A:	Your total compensation will not decrease. However, at the beginning of 2024, its possible your pay mix may change.

Q:	Will my tenure at Darden include my service at Ruth’s Chris?

A:	Yes. We have a history of honoring tenure when we acquire new brands.

Q	Will this affect the way I receive my pay?

A:	Nothing changes for you in the short term. After the deal closes, you will receive more information about Darden, its pay practices and the company’s Total Rewards programs.

Q:	How long will we stay in our current benefits packages?

A:

We will remain on our current benefits through 12/31/2023. Darden will provide a benefits enrollment package during their Open Enrollment period in late October/early November of this year to enroll for coverage beginning 1/1/2024.

Q:	What types of benefits does Darden offer?

A:

After the deal closes, you will receive more information about Darden and the company’s Total Rewards programs. A benefits enrollment package will be provided during the Open Enrollment period in late October/early November of this year to enroll for coverage beginning 1/1/2024.

Q:	Will I be able to transfer jobs to a different Darden brand?

A:	We don’t know the answer to that question right now. But we are working through it as we work to close the deal, and we’ll address it as soon as we have an answer.

Q:	How will we be updated on what is happening?

A:	Our communications plan includes keeping you updated on key milestones throughout the process.

Q:	What should we tell anyone who asks about this news?

A:

This is an exciting time for both companies. We will have Darden’s resources and experience to help continue growing the Ruth’s Chris brand. By adding Ruth’s Chris to their portfolio of successful brands, Darden will be able to compete for different fine dining occasions than it is competing for today.

Q:	Who do I contact with questions?

A:	Contact your RVP.

HOME OFFICE

Q:	How does our culture align with Darden’s?

A:

There are incredible similarities in how we lead our teams and run our restaurants. Our shared beliefs and values will help ensure a smooth transition as we continue delivering exceptional guest experiences.

Q:	How might the culture of Ruth’s Chris change?

A:

Darden wants to preserve the unique culture that has made Ruth’s Chris successful since 1965. Both companies are culturally aligned — we share a similar operating philosophy, as well as the same passion for Our People. Together, we will be able to bring The Sizzle to even more Team Members and Guests.

Q:	Does Darden plan to grow the Ruth’s Chris brand?

A:

Yes. There is ample runway for growth, which is one of the reasons they were attracted to us. Additionally, being part of the Darden family will provide more opportunities for our Team Members to develop in their careers as we continue to grow.

Q	Do I need to start doing anything differently tomorrow?

A:	No. It’s business as usual. We need to stay focused on the business at hand — providing great support to our restaurant teams.

Q:	What changes in compensation and benefits can Ruth’s Chris Team Members expect?

A:	Darden offers some of the best compensation and benefits in the industry. Over time, our Team Members will have access to Darden’s wide range of Total Rewards relative to your position.

Q:	How long will we stay in our current benefits packages?

A:

We will remain on our current benefits through 12/31/2023. Darden will provide a benefits enrollment package during their Open Enrollment period in late October/early November of this year to enroll for coverage beginning 1/1/2024.

Q:	What types of benefits does Darden offer?

A:

After the deal closes, you will receive more information about Darden and the company’s Total Rewards programs. A benefits enrollment package will be provided during the Open Enrollment period in late October/early November of this year to enroll for coverage beginning 1/1/2024.

Q:	Should we expect changes in our organizational structure?

A:

As we begin integration, we will determine the right support structure for Ruth’s Chris, and opportunities that may be available at Darden’s Restaurant Support Center. Throughout this process, everyone will be treated fairly and with respect.

Q:	Who will have ultimate control over restaurant operations – Darden or Ruth’s Chris?

A:	Each brand within Darden is responsible for the operation of their restaurants. The brands benefit from the strength of Darden’s support structure.

Q:	Will my compensation and benefits change?

A:

Through the end of calendar 2023, your pay and benefits will remain the same. During the integration process, we will work to harmonize your pay and benefits within the Darden structure and will share those details with you.

Q:	Will my tenure at Darden include my service at Ruth’s Chris?

A:	Yes. We have a history of honoring tenure when we acquire new brands.

Q:	How many Team Members do you expect will transition to Darden’s support center?

A:

As we begin integration, we will determine the right support structure for Ruth’s Chris, and opportunities that may be available at Darden’s Restaurant Support Center. Right now, it’s too early in the process to speculate about exact numbers. Throughout this process, everyone will be treated fairly and with respect.

Q:	Will there be any layoffs? If so, how many and what is the timetable?

A:

For us to benefit from Darden’s competitive advantages, we will need to consolidate some of the support functions that are located in the home office. However, it would be premature to speculate on exact numbers at this time.

Everyone will remain in their current role through the closing of the deal, plus an additional 60 days. After the close, you will receive your prorated target bonus earned through closing.

Q:	When will I know if I am being offered a position at Darden?

A:	You will know within 60 days following the close of the deal.

Q:	What will happen if I am not offered a position?

A:	If you are not offered a position, and you stay until the final date your role is needed for transition, you will receive:

•	A retention bonus equal to 50% of the salary you earn between the close of the deal and the duration of your employment

•	A prorated target bonus based on the number of weeks worked beyond the closing of the deal

•	A severance and outplacement package that includes support to help you during your transition

Q:	Will we offer any early retirement packages?

A:	There are no plans to offer any early retirement packages at this time.

Q:	What plans do we have to update Team Members as this transaction progresses?

A:	Our communications plan includes keeping you updated on key milestones throughout the process.

Q:	What should we tell anyone who asks about this news?

A:

This is an exciting time for both companies. We will have Darden’s resources and experience to help continue growing the Ruth’s Chris brand. By adding Ruth’s Chris to their portfolio of successful brands, Darden will be able to compete for different fine dining occasions than it is competing for today.

Q:	Who do I contact with questions?

A:	Contact a member of the Executive Team.

Additional Information about the Tender Offer and Where to Find It

The tender offer (the “Offer”) described herein has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender materials that Darden Restaurants, Inc. (“Darden”) and its acquisition subsidiary (“Merger Sub”) will file with the United States Securities and Exchange Commission (the “SEC”) upon commencement of the Offer. A solicitation and offer to buy outstanding shares of Ruth’s Hospitality Group, Inc. (the “Company”) common stock will only be made pursuant to the Offer materials that Darden and Merger Sub intend to file with the SEC. At the time the Offer is commenced, Darden and Merger Sub will file a tender offer statement on Schedule TO, and the Company will file a solicitation/recommendation statement on Schedule 14D-9 (the “Solicitation/Recommendation Statement”) with the SEC with respect to the Offer.

THE OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF THE COMPANY SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES IN THE OFFER.

The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will be made available to all investors and stockholders of the Company at no expense to them at the Investor Relations section of Darden’s website at www.darden.com and under the “SEC Filings” section of the Company’s website at www.rhgi.com/investors, and (once they become available) will be mailed to the stockholders of the Company free of charge. The information contained in, or that can be accessed through, Darden’s website or the Company’s website is not a part of, or incorporated by reference in, this document. The Offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will also be made available for free on the SEC’s website at www.sec.gov. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Darden and the Company file annual, quarterly and current reports, proxy statements and other information with the

SEC. You may read any reports, statements or other information filed by Darden or the Company with the SEC for free on the SEC’s website at www.sec.gov, or at the Investor Relations section of Darden’s website at www.darden.com and under the “SEC Filings” section of the Company’s website at www.rhgi.com/investors.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements either contained in or incorporated by reference into this document, other than purely historical information, including statements relating to the acquisition of the Company by Darden and any statements relating to the Company’s business and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements.” These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions, estimates and projections concerning future events and do not constitute guarantees of future performance. These statements are subject to risks, uncertainties, changes in circumstances, assumptions and other important factors, many of which are outside management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Such forward-looking statements include those relating to the ability to complete, and the timing of completion of, the transactions contemplated by the Merger Agreement, including the parties’ ability to satisfy the conditions to the consummation of the Offer and the other conditions set forth in the Merger Agreement and the possibility of any termination of the Merger Agreement. Actual results may differ materially from current expectations because of numerous risks and uncertainties including, among others: (i) the risk that the proposed transaction may not be completed in a timely manner or at all; (ii) uncertainty surrounding the number of shares of the Company’s common stock that will be tendered in the Offer; (iii) the risk of legal proceedings that may be or have been instituted related to the Merger Agreement, which may result in significant costs of defense, indemnification and liability; (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the possibility that any or all of the various conditions to the consummation of the Offer or the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Offer or the merger; (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (vii) the effects of disruption from the transactions on the Company’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees and business partners; (viii) Darden’s ability to realize the synergies contemplated by the proposed transaction and integrate the business of the Company; (ix) reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; (x) changes in economic conditions, including inflation, increasing interest rates, higher unemployment, slowing growth or recession; (xi) reductions in consumer discretionary income and general competition in the restaurant industry; (xii) the effect of shortages or increases in labor costs, state or local government regulations related to the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; (xiii) risks in the markets where the Company’s restaurants are located; and (xiv) the inability to successfully integrate franchisee acquisitions into the Company’s business operations, economic, regulatory and other limitations on the Company’s ability to pursue new restaurant openings and other organic growth opportunities. The risks and uncertainties may be impacted by the COVID-19 pandemic (including supply chain constraints, labor shortages and inflationary pressure). The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in Darden’s and the Company’s respective public filings with the SEC from time to time, including their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Darden’s and the Company’s stockholders and investors are cautioned not to unduly rely on these forward-looking statements. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, Darden and Merger Sub expressly disclaim any intent or obligation to update or revise publicly these forward-looking information or statements.